EXHIBIT 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASG Consolidated was organized in September 2004 and has no assets or operations other than the ownership of all the equity interests of ASG and ASG Finance. ASG Finance was incorporated in September 2004 has no assets and conducts no operations. Accordingly, the following discussion relates only to the operations of ASG and its subsidiaries for periods prior to the formation of ASG Consolidated.

Business Overview

We are one of the largest integrated seafood companies in the U.S. in terms of revenues. We harvest and process a variety of fish species aboard our sophisticated catcher-processor vessels, aboard our freezer-longliner vessels and at our land-based processing facilities, and market our products to a diverse group of customers in North America, Asia and Europe. We are the largest harvester and at-sea processor of pollock and hake and the largest processor of catfish in the U.S. In addition, we harvest and/or process additional seafood, including cod, scallops and yellowfin sole. We maintain an international marketing network through our U.S., Japan and Europe offices and have developed long-term relationships with our U.S. and international customer base.

We operate in two principal business segments, ocean harvested whitefish and other seafood products. The ocean harvested whitefish segment includes the harvesting and processing of pollock, cod, hake and yellowfin sole. Processing of ocean harvested whitefish occurs on our vessels while at sea and at our facilities in Massachusetts. The other seafood products segment includes the processing of catfish and scallops at our facilities in Alabama and Massachusetts.

The most significant portion of our revenues and profitability is derived from our ocean harvested whitefish segment. The performance of our ocean harvested whitefish segment largely depends on the amount of pollock, cod and hake resources that we harvest each year and the prevailing market prices for the pollock products we sell. During 2003, we harvested approximately 328,000 metric tons in our ocean harvested whitefish segment.

Pollock represents the most significant portion of our harvest and the most significant portion of our net sales both in terms of volume and revenues. In 2003, we sold approximately 72,300 metric tons of pollock flesh product, which represented approximately 82% of the flesh products produced in our ocean harvested whitefish segment. Some of our products exhibit commodity like pricing characteristics. These prices fluctuate from season to season and from year to year as a result of factors such as market conditions, inventory levels and production volumes.

We operate in three primary U.S. fisheries, the U.S. Bering Sea pollock fishery, the U.S. Bering Sea Pacific cod fishery and the U.S. hake fishery. For each U.S. fishery, the fishery management council determines the annual total allowable catch, which is the total weight of fish that can be harvested. In addition to the amount of the directed pollock catch that we harvest, we supplement our pollock and longline cod harvest by purchasing community development quota allocated to Alaska Community Development Groups.

Recent Developments

Amendment to Credit Facility

In October 2004, ASG entered into an amendment to its credit facility that, among other things, (1) permits this offering and the intended use of proceeds, (2) permits the formation of the Issuers and provides for guarantees by the Issuers of ASG’s obligations under the credit facility and a pledge of ASG Consolidated’s ownership interests in

ASG to secure the guarantee, (3) permits the sale of certain distribution-related assets of Southern Pride up to an aggregate fair market value of $7.5 million, (4) amends the required leverage ratio beginning September 30, 2004 and makes other covenant modifications to provide necessary covenant relief to us primarily due to recent adverse surimi prices and a decline in the performance of our catfish operations and (5) excludes certain expenses incurred by us from the definition of EBITDA for our covenant calculations, including the write-off of offering costs related to our cancelled initial public offering of IDSs of up to $19.0 million.

Goodwill Impairment

Southern Pride’s recent operating results have not met our expectations primarily as a result of increased fish costs paid to catfish farmers combined with lower processing yields. Such increased costs and lower yields are generally consistent with recent industry wide trends. Until September 2004, our management believed these conditions were temporary. In September 2004, our management concluded that Southern Pride’s operating results for the quarter ending September 30, 2004 would decline further as compared to recent quarters and that the conditions affecting this decline may continue to affect Southern Pride to a certain degree for the foreseeable future. Based on these conclusions, management determined that it is more likely than not that the carrying value of Southern Pride’s assets, including goodwill, exceeds their fair value. As a result of this determination, we are undertaking an interim analysis under Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” (FAS 142) for the purpose of determining whether goodwill assigned to the Southern Pride reporting unit in the amount of approximately $7.2 million may be impaired.

Under FAS 142 goodwill is tested for impairment using a two step process. Step 1 involves determining the fair value of the reporting unit which is compared to the carrying value of the reporting unit, including goodwill. If the carrying value exceeds the fair value then goodwill may be impaired and Step 2 is required. In Step 2, the implied value of goodwill is determined as the difference between the fair value of the reporting unit and the fair value of its net assets. If the carrying value of goodwill exceeds the implied value, an impairment loss is recognized to the extent of the difference.

We have completed Step 1 of the goodwill impairment analysis under FAS 142 and have concluded that Step 2 of the FAS 142 goodwill impairment test is required to determine the amount of the impairment loss. On September 30, 2004, we determined that it was more likely than not that the carrying value of Southern Pride’s assets, including goodwill, exceeds their fair value. As a result, we expect to record an impairment charge of up to $7.2 million in the third quarter of 2004 related to the goodwill associated with Southern Pride.

Cancellation of Proposed Initial Public Offering of IDSs and Senior Subordinated Notes

On October 5, 2004, we withdrew our S-1 Registration Statement relating to our initial public offering of IDSs and senior subordinated notes. The initial S-1 Registration Statement was filed in May 2003 and we withdrew the offering from the market in August 2004 due to poor market conditions. On September 30, 2004, we definitively determined that it was probable that we would not proceed with the initial public offering of our IDSs and senior subordinated notes and, as a result, we expect to record a charge of up to $19 million related to the IDS offering costs in the third quarter of 2004.

Cross Currency Swaps

In August 2004, we entered into variable to fixed-rate cross currency interest swap contracts with an aggregate notional amount of $75.0 million in anticipation of our entering into a new credit facility in connection with the completion of the offering of IDSs. Under the terms of these contracts, we pay a fixed rate of interest in Japanese yen and receive payments on a variable rate of interest in U.S. dollars based on the U.S. dollar three-month LIBOR rate. The objective of these instruments was to reduce our exposure to interest rate risk related to our new credit facility that would have been in place upon completion of the IDS offering and to provide additional risk management against Japanese currency fluctuations related to our Japanese yen sales. As these contracts have not been designated as hedges and are thus considered to be speculative in nature, any gains or losses, including unrealized gains or losses, will be recognized in our statement of operations. On September 27, 2004, we terminated one of the cross currency swaps with a notional amount of $15 million for a nominal fee. As of September 30, 2004, we were party to cross currency swap contracts with an aggregate notional amount of $60 million outstanding. The fair value of these outstanding contracts at September 30, 2004 was an unrealized loss of approximately $1.2 million.

Preliminary Results for the Three Months Ended September 30, 2004

We expect that our revenues, operating profit and Adjusted EBITDA for the three months ended September 30, 2004 will be lower than our revenues, operating profit and Adjusted EBITDA for the comparable period in 2003 as a result of lower whitefish sales volume and a decline in the profitability of our catfish operations, partially offset by an improvement in prices of our surimi products.

Our total debt level as of September 30, 2004 was $501.0 million compared to $482.9 million as of June 30, 2004. The debt balance increased primarily as a result of increases in our inventory and receivables and also as a result of the payment of expenses associated with our IDS offering. We anticipate using cash flow from operations in the fourth quarter of 2004 to repay borrowings under our revolving credit facility.

Overview of Recent Financial Results

Six Months Ended June 30, 2004

In the first six months of 2004, our revenues increased $31.0 million, or 13.4%, to $262.2 million from $231.2 million compared to the prior year period due primarily to increased ocean harvested whitefish sales volume, resulting primarily from the sale of carryover inventory from the 2003 “B” season and higher roe sales volume, offset by lower sales prices. Gross profit for the six months ended June 30, 2004 decreased $1.4 million, or 1.6%, to $85.1 million from $86.5 million for the six months ended June 30, 2003 and gross margin decreased to 32.5% from 37.4% from the comparable prior year period. The decline in gross margin resulted from the sale of the carryover flesh based “B” season pollock inventory that we sold at a lower margin and lower sales prices for roe and surimi products and reduced margins on catfish sales as a result of the increased costs to purchase catfish from farmers and lower yields. Operating profit during the first six months of 2004 was $46.5 million, reflecting a decline of $4.5 million, or 9.8%, compared to our operating profit during the first six months of 2003.

2003

Revenues for 2003 increased $78.5 million, or 23.6%, to $411.4 million from the prior year due almost entirely from the inclusion of catfish sales from our Southern Pride operations for the entire year in 2003 compared to the inclusion of less than one month of catfish sales in 2002. While total revenues increased 23.6% for the year ended December 31, 2003, ocean harvested whitefish revenues for the same period decreased $31.8 million, or 10.2%, to $280.5 million from $312.3 million for the year ended December 31, 2002, primarily due to lower sales of surimi resulting from an approximate 20% decrease in the average Japanese yen per kilogram price of surimi sold. The decrease in the revenues of our ocean harvested whitefish segment also resulted from a 17.7% decrease in the volume of surimi sold because of lagging sales. In addition, a decrease in the price of roe products from 2002 to 2003 was more than offset by an increase in 2003 roe recovery rates, which resulted in more finished roe product being available for sale during 2003. Gross profit for 2003 increased $5.6 million, or 4.4%, to $132.1 million from the prior year. Gross margins decreased in 2003 to 32.1% from 38.0% in 2002, primarily due to a higher proportion of lower margin other seafood products sales in 2003 as compared to 2002.

Our operating profit in 2003 increased $15.2 million, or 34.8%, compared to our operating profit in 2002 because lower pollock surimi and roe prices and slower ocean harvested whitefish sales in 2003 were more than offset by a reduction in equity-based compensation, the positive effects of the addition of a full year of operations of Southern Pride, higher pollock recovery rates and an increase in our community development quota. Excluding the $16.2 million reduction in equity-based compensation, our operating profit decreased $1.0 million, or 1.5%, compared to 2002.

Largely as a result of lower pollock surimi prices and higher carry-over ocean harvested whitefish inventories, we would have been in violation of our leverage covenant under our credit agreement at September 30, 2003 and December 31, 2003. However, our employee bonuses were cancelled because of that potential violation and we also obtained a covenant modification from our bank lenders.

Corporate History

In January 2000, ASLP purchased from Norway Seafoods all of the outstanding stock of American Seafoods Company (now referred to as ASC, Inc.). The acquisition also involved the purchase of six additional catcher-processors, one catcher-vessel and certain assets of Frionor USA (now called American Seafoods International LLC). ASG was formed in connection with the acquisition. The acquisition was accounted for as a purchase, and all of the debt, assets and goodwill relating to the acquisition have been “pushed down” to ASG’s and Holdings’ balance sheets. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values on that date. The aggregate purchase price for the acquisition was $477.9 million, including acquisition costs. The acquisition was financed through short-term seller financing, long-term debt and seller long-term subordinated promissory notes.

In August 2001, we, along with two other partners, formed Pacific Longline Company (“PLC”) in order to acquire three freezer-longliner vessels. Our initial ownership through this transaction was 60% of PLC. Effective January 1, 2004 we purchased the third party minority interest in PLC and increased our ownership to 100%. PLC harvests and processes ocean harvested whitefish, primarily cod, in the U.S. Bering Sea.

Effective December 16, 2002, we purchased substantially all of the assets of Southern Pride. Southern Pride is engaged in the business of catfish harvesting, processing and distribution. The acquired assets included, among other things, certain real property, fixtures, equipment, accounts receivable, trade name, customer and other contracts, and cash on hand. The purchase price was approximately $41.8 million in cash. In addition, we assumed substantially all of the liabilities of Southern Pride, other than certain specifically excluded liabilities, and paid bank debt of Southern Pride in the amount of approximately $2.4 million. The acquisition was financed with additional indebtedness under our credit facility.

ASG Consolidated was organized as a limited liability company in September 2004. ASG Consolidated is a holding company and has no assets or operations other than the ownership of all the equity interests of ASG and ASG Finance. ASG Finance is a co-obligor under the notes and was incorporated in September 2004 to facilitate the offering of the notes. ASG Finance is a wholly-owned subsidiary of ASG Consolidated and has no assets and conducts no operations.

Revenues and Expenses

Ocean Harvested Whitefish Revenues. Revenues in our ocean harvested whitefish segment are primarily driven by the following factors:

•	the volume of pollock and other whitefish harvested annually by our catcher-processors and freezer-longliners;

•	the quantity of finished product we are able to produce (determined by the flesh and roe recovery rates);

•	the prevailing market prices for the pollock products we sell, such as roe, surimi (a fish protein paste used in products such as imitation lobster and crabmeat) and fillet block;

•	the timing of our sales of fish products;

•	the yen-dollar exchange rate; and

•	volume throughput for our secondary processing of ocean harvested whitefish.

Harvest volumes. In addition to the portion of the directed pollock catch allocated to us under the Pollock Conservation Cooperative agreement, we historically have purchased additional pollock quota from other industry participants up to the 17.5% limit of the directed pollock catch. We supplemented our share of the directed pollock catch in 2001, 2002, 2003 and 2004 by purchasing 28.0%, 28.0%, 36.4% and 50.0%, respectively, of the community development quota from Alaska Community Development Groups, which does not count against the 17.5% limitation. The increase from 2003 to 2004 was due to the purchase of a portion of Bristol Bay’s community development quota for 2003.

In October 2003, we entered into an agreement with Bristol Bay, one of the six Alaska Community Development Groups that is allocated community development quota. Under this agreement, Bristol Bay has sold us the right to harvest all of the pollock resource allocated to it under the Alaska Community Development Quota program for the 2004 and 2005 pollock seasons. Bristol Bay’s pollock quota for the 2004 and 2005 pollock seasons will be 2.1% of the total allowable catch, which represents approximately 21.0% of the community development quota. This agreement with Bristol Bay has allowed us to increase our total community development quota to 50.0%. Our agreement with Bristol Bay is limited to a two-year period because the State of Alaska Community Development Quota program guidelines do not allow royalty agreements to extend beyond the term of the current Community Development Quota allocation cycle, which expires at the end of 2005. Our agreement with Coastal Villages, our largest supplier of community development quota and a significant equity holder of our company, will also expire at the end of 2005.

Purchases of fish quota from related parties comprised 72.4%, 79.7% and 62.6% of total fish purchases in 2001, 2002 and 2003, respectively. These related party purchases represented approximately 47,250 metric tons of quota in 2003.

Recovery rates.    Increases in flesh and roe recovery rates, which represent the percentage of finished product produced from a whole fish, result in higher finished product volumes. Flesh recovery rate means the weight of at-sea processed products, other than fishmeal and roe, relative to the weight of fish harvested, expressed as a percentage. Roe recovery rate means the weight of at-sea processed roe, relative to the weight of fish harvested, expressed as a percentage.

Market prices.    Market prices for our ocean harvested whitefish products are primarily influenced by the aggregate supply of products produced in any given year, the anticipated inventory carry over for that year and changes in demand.

Over the last five fiscal years, our average pollock surimi prices have fluctuated within a range of approximately 200 to 300 Japanese yen per kilogram. In the second half of 2003, our average pollock surimi price was at the low end of this range. Our overall average surimi price for the six-month period ended June 30, 2004 has been below the low end of our historical average surimi price range and reflects a decline of approximately 31% as compared to the same period in 2003, which reflects both the overall decline in surimi market prices as well as our sale of a greater percentage of lower quality surimi. Prices for surimi products generally fluctuate from year to year and do not necessarily follow a typical price cycle trend. For example, a 31.1% increase in our surimi prices, denominated in Japanese yen, from 2001 to 2002 was primarily due to market conditions, but also to a slightly higher grade mix of surimi in 2002. During the second half of 2003, the average price of our Japanese yen denominated surimi sales had decreased approximately 28.9% compared to the same period in 2002 primarily due to market conditions and a lower grade mix produced. In addition to the grade mix composition, pollock surimi prices are sensitive to anticipated seasonal production, overall inventory levels and buyers’ speculation of anticipated price levels.

Prices for roe products also fluctuate from year to year. The 2003 “A” season roe price of 1,778 Japanese yen per kilogram declined from the 2002 “A” season roe price of 1,906 Japanese yen per kilogram due primarily to a lower grade mix produced in 2003. However, the decline in roe price in 2003 was more than offset by higher 2003 roe recovery rates as compared to 2002, which resulted in slightly higher roe revenues in 2003. The 2004 “A” season roe price of 1,683 Japanese yen per kilogram declined by 95 Japanese yen per kilogram compared to the 2003 “A” season roe price due to a lower grade mix produced in 2004. The decline in roe prices was offset by higher 2004 roe recovery rates and higher roe sales volumes as compared to 2003, which resulted in slightly higher roe revenues in 2004. While average pollock roe prices have experienced volatility in recent years, on a grade by grade basis, roe prices have remained relatively stable with the exception of 2000, which was an unusual year due largely to market misperceptions of supply.

With the introduction of long-term supply contracts for deepskin product in early 2000, the price for deepskin has dropped from an annual average price of $1.59 per pound in 1999, to $1.32 per pound in 2000, leveled out at about $1.25 per pound in 2001 through 2003 and dropped to $1.24 per pound through the first six months of 2004.

Average prices through December 31, 2003 for our pollock PBO (pin bone out) block product, which is predominately sold to European customers, declined approximately 2.0% compared to the same period in 2002, due primarily to market conditions. At June 30, 2004, the average price for our pollock PBO declined approximately 6.7% when compared to December 31, 2003.

Below is a chart illustrating our average prices achieved for the years 1999 through 2003 for pollock surimi, pollock roe, deepskin and pollock block (pin bone out) products. The surimi and roe prices are noted in Japanese yen per kilogram, which is the unit price we receive from our Japanese customers.

	1999	2000	2001	2002	2003	Six Months Ended June 30, 2004
Pollock surimi ¥/kg	¥285	¥218	¥212	¥278	¥222	¥175
Pollock roe ¥/kg	¥1,865	¥2,856	¥2,247	¥1,906	¥1,778	¥1,683
Deepskin $/lb	$1.59	$1.32	$1.25	$1.24	$1.25	$1.24
Pollock block pin bone out $/lb	$1.33	$0.80	$0.89	$1.06	$1.04	$0.97

Average roe prices are for “A” season only as this represents more than 95% of the total roe value for each year.

Exchange rate effects. Because we sell large quantities of roe and surimi to Japanese customers, a significant portion of our revenue is denominated in Japanese yen. Consequently, we could be at risk that any increase or decrease in the value of the Japanese yen relative to the dollar would increase or decrease the amount of dollar revenues we record on the sales of our products in Japan. To mitigate the potentially adverse effect of fluctuations in the Japanese yen to U.S. dollar spot exchange rate, we enter into forward currency contracts. It is our risk management policy to hedge approximately 80% of our forecasted Japanese yen sales over the next 12 months, 65% over months 13 to 24, 50% over months 25 to 36, and 35% over months 37 to 48.

Other Seafood Products Revenues. Revenues from our other seafood products segment are primarily a function of the volume of catfish and scallops that we process. The key performance driver for our other seafood products operations are the purchase price of raw materials, the volume of production and the market prices of our catfish and scallop products.

Ocean Harvested Whitefish Expenses. The operating cost structure of the ocean harvested whitefish operations include four main cost categories:

•	variable costs driven by revenue or product volume, such as crew compensation, quota purchases, product freight and storage, marketing commissions, packaging and additives;

•	vessel-related depreciation;

•	fixed costs that are assumed to be incurred whether or not the vessel is deployed, such as insurance, repair and maintenance, nets and gear supplies, moorage, equipment rental, crew travel and general supplies; and

•	daily operating costs driven by vessel operating days, such as fuel, galley supplies, observers and technicians.

Costs of sales includes operating costs such as crew and factory personnel compensation, fish purchases, vessel fuel, other raw material purchases, packaging, insurance, other operating related expenses and depreciation applicable to property, vessels and equipment used in production. Selling costs include product freight, storage and marketing costs. General and administrative expenses include employee compensation and benefits, rent expense, professional fees, association dues and other expenses, such as business development, office equipment and supplies.

After depreciation expense, crew compensation represents the largest operating cost for the vessel operations and is a variable cost, structured to reward each crew member based upon a pre-season estimated value per product applied to actual production and actual roe value achieved by their vessel. Quota purchase costs, the second largest operating cost after depreciation expense, are calculated as an amount per ton harvested and are incurred when we purchase quota amounts from our Alaska Community Development Group partners, catcher vessel owners and other third party fishery participants. Product freight is incurred when we transport the product to either our customer or a cold storage facility. Storage costs are incurred for product entering a cold storage facility.

Other Seafood Products Expenses. Operating costs related to our other seafood products operations are principally comprised of the cost of raw material purchases and labor. In addition, these costs include depreciation expense related to equipment and facilities used for processing and transportation.

Results of Operations

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003.

Revenues.    Revenues for the six months ended June 30, 2004 increased $31.0 million, or 13.4%, to $262.2 million from $231.2 million for the six months ended June 30, 2003. Ocean harvested whitefish revenues for the six months ended June 30, 2004 increased to $187.6 million from $166.2 million for the six months ended June 30, 2003, an increase of $21.4 million or 12.9%. This increase reflected the sale of carryover flesh-based pollock inventory from the 2003 “B” season and a higher volume of roe sales from “A” season production in 2004 as compared to the prior period, offset by lower sales prices during the 2004 period due to sales from carryover inventory and lower roe and surimi prices as compared to the first six months of 2003. Other seafood products revenues for the period increased $9.5 million, or 14.6%, to $74.6 million from $65.1 million for the six months ended June 30, 2003. The increase in other seafood products revenue reflected increased catfish sales prices and increased scallop sales volumes during the 2004 period.

Cost of Sales.    Cost of sales for the six months ended June 30, 2004 increased $32.3 million, or 22.3%, to $177.1 million from $144.8 million for the six months ended June 30, 2003. Ocean harvested whitefish cost of sales for the six months ended June 30, 2004 increased $21.0 million, or 23.9%, to $109.0 million from $88.0 million for the six months ended June 30, 2003, primarily due to the increased volume of ocean harvested whitefish sales. Other seafood products cost of sales for the six months ended June 30, 2004 increased

$11.3 million, or 19.9%, to $68.1 million from $56.8 million for the six months ended June 30, 2003, primarily as a result of higher costs we incurred to purchase catfish from farmers, which increased approximately 22.0% on a per pound basis from the prior year, and due to a reduction of catfish yields of approximately 4.5% from the prior year. The lower yields are largely due to processing smaller, less meaty fish resulting from the less frequent feeding patterns of catfish farmers as compared to the prior year.

Gross profit for the six months ended June 30, 2004 decreased $1.4 million, or 1.6%, to $85.1 million from $86.5 million for the six months ended June 30, 2003, and gross margin as a percent of revenues decreased to 32.5% from 37.4% from the comparable prior year period. Ocean harvested whitefish gross profit increased to $78.6 million from $78.2 million during the second half of 2004 as compared to the prior year comparable period and decreased as a percentage of revenues for the six months ended June 30, 2004 to 41.9% from 47.1% in the prior year period. The increase in the amount of ocean harvested whitefish gross profit reflects increased sales volumes. The decline in gross profit as a percentage of sales resulted from the sale of the carryover flesh based “B” season pollock inventory that we sold at a lower margin and lower sales prices for roe and surimi. Other seafood products gross margins for the six months ended June 30, 2004 decreased $1.8 million to $6.5 million during the second quarter of 2004 as compared to $8.3 million from the prior year comparable period. Other seafood products gross margins as a percentage of revenues for the six months ended June 30, 2004 declined to 8.7% as compared to 12.7% for the same period in 2003 due primarily to reduced margins on catfish sales as a result of the increased costs to purchase catfish from farmers and lower yields.

Selling, General and Administrative Expenses.    For the six months ended June 30, 2004, selling, general and administrative expenses, including equity-based compensation, increased $3.7 million, or 11.8%, to $35.1 million from $31.4 million for the six months ended June 30, 2003. This increase was primarily due to a $3.9 million increase in freight and handling costs related to products sold to customers as a result of the increase in sales volumes of ocean harvested whitefish offset by a decrease in equity-based compensation charges of $0.2 million.

Amortization of Cooperative Rights and Intangibles, and Depreciation of Other Assets.    Amortization and depreciation of other assets for the six months ended June 30, 2004 was $3.5 million, declining from the amount recorded in the comparable prior year period of $4.0 million primarily as a result of a change in the estimated life of certain fishing rights.

Interest Expense.    Net interest expense for the six months ended June 30, 2004 decreased $0.2 million, or 1.0%, to $19.2 million from $19.4 million for the six months ended June 30, 2003. This decrease was mainly attributable to a lower average balance on our revolving credit facility for the current period.

Foreign Exchange Gains (Losses), Net.    Net foreign exchange gain (loss) for the six months ended June 30, 2004 was $(2.1) million compared to $8.3 million for the comparable period in 2003. This decrease of $10.4 million was primarily attributable to realized losses on foreign exchange contract settlements, partially offset by unrealized gains recognized during the period related to the time value portion of our financial derivatives designated as hedges. The net realized losses were primarily the result of the continued weakness of the U.S. dollar versus the Japanese yen. The unrealized gains were related to the time value portion of the foreign exchange contracts that result from the interest rate differential between the U.S. and Japan.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002.

Revenues.    Revenues for the year ended December 31, 2003 increased $78.5 million, or 23.6%, to $411.4 million from $332.9 million for the year ended December 31, 2002. This increase almost entirely resulted from the inclusion of catfish sales for the entire year in 2003 compared to the inclusion of catfish sales for less than one month in 2002. While total revenues increased 23.6% for the year ended December 31, 2003, ocean harvested whitefish revenues for the same period decreased $31.8 million to $280.5 million from $312.3 million for the year ended December 31, 2002, primarily due to lower sales of surimi resulting from an approximate 20%

decrease in the average Japanese yen per kilogram price of surimi sold. The decrease in the revenues of our ocean harvested whitefish segment also resulted from a 17.7% decrease in the volume of surimi sold because of lagging sales. In addition, a decrease in the price of roe products from 2002 to 2003 was more than offset by an increase in 2003 of roe recovery rates, which resulted in more finished roe product being available for sale during 2003. Other seafood products revenues for the period increased $110.3 million to $130.9 million from $20.6 million for the year ended December 31, 2002, almost entirely due to the inclusion of catfish sales in our revenues for the current year as a result of the December 2002 acquisition of Southern Pride.

Cost of Sales.    Cost of sales for the year ended December 31, 2003 increased $72.9 million, or 35.3%, to $279.3 million from $206.4 million for the year ended December 31, 2002. Ocean harvested whitefish cost of sales for the year ended December 31, 2003 decreased $23.4 million to $165.1 million from $188.5 million for the year ended December 31, 2002, primarily due to the lower sales of these products in 2003 when compared to 2002. Other seafood products cost of sales for the year ended December 31, 2003 increased $96.3 million to $114.2 million from $17.9 million for the year ended December 31, 2002, almost entirely due to the inclusion of catfish operations in 2003.

Gross profit for the year ended December 31, 2003 increased $5.6 million, or 4.4%, to $132.1 million from $126.5 million for the year ended December 31, 2002. Gross margins as a percent of sales for the year ended December 31, 2003 decreased to 32.1% from 38.0% for the year ended December 31, 2002, primarily due to a higher proportion of lower margin other seafood products sales in 2003 as compared to 2002. Ocean harvested whitefish gross margins increased in 2003 to 41.1% from 39.4% in 2002 primarily due to a higher proportion of higher margin roe sales to total sales, partially offset by lower margins on surimi sales. Other seafood products gross margins for the year ended December 31, 2003 remained relatively consistent at 12.8% as compared to 13.2% for the year ended December 31, 2002.

Selling, General and Administrative Expenses.    For the year ended December 31, 2003, selling, general and administrative expenses including equity-based compensation decreased $10.3 million, or 13.6%, to $65.6 million from $75.9 million for the year ended December 31, 2002. This decrease was primarily due to a decrease in equity-based compensation charges of $16.2 million, partially offset by additional expenses incurred as a result of the acquisition of Southern Pride. Equity-based compensation charges were higher in 2002 primarily as the result of the vesting of certain options related to the April 2002 recapitalization and the partial sale of units held by one of our partners. Selling, general and administrative costs, other than equity-based compensation, as a percent of sales for the year ended December 31, 2003 decreased to 14.8% from 16.5% for the year ended December 31, 2002. This decline in selling, general and administrative costs, other than stock compensation, as a percentage of sales reflects increased sales volume in 2003 as compared to 2002 as a result of our acquisition of Southern Pride and the absence of management bonuses in 2003, as compared to $2.3 million of management bonus expenses in 2002. But for the suspension of management bonuses in 2003, we would have been in violation of our leverage covenants under our senior credit agreements as of September 30, 2003. To prevent this potential violation, during the third quarter of 2003, we cancelled 2003 management bonuses and reversed accruals of those bonuses through June 30, 2003 in accordance with the terms of our employment agreements and our general bonus policy, which prohibits payment of performance bonuses for any year in which there is a violation of a covenant under our credit agreement. Notwithstanding the cancellation and reversal of these bonuses, we would have been in violation of the financial covenants under our credit agreement at the end of 2003 if we had not obtained a covenant modification from our bank lenders.

Amortization of Cooperative Rights and Intangibles, and Depreciation of Other Assets.    Amortization includes the amortization related to cooperative rights and other intangibles. Amortization and depreciation of other assets for the year ended December 31, 2003 increased $0.7 million, or 10.3%, to $7.5 million from $6.8 million for the year ended December 31, 2002. This increase was primarily due to the amortization of other intangibles, which were purchased in connection with the acquisition of Southern Pride in December 2002 and the purchase of additional fishing rights in January 2003.

Interest Expense, Net (including related party interest).    Net interest expense for the year ended December 31, 2003 increased $1.4 million to $40.2 million from $38.8 million for the year ended December 31, 2002. The increase in net interest expense was mainly attributable to the amendment to the term loan increasing amounts borrowed by $50.0 million related to the acquisition of Southern Pride, partially offset by a decline in interest rates.

Foreign Exchange Losses (Gains), Net.    Net foreign exchange loss for the year ended December 31, 2003 was $4.0 million compared to a $19.0 million net foreign exchange gain for the comparable period in 2002. This decrease of $23.0 million was primarily attributable to unrealized losses, partially offset by unrealized gains recognized during the period related to the ineffective portion of our financial derivatives designated as hedges. The unrealized losses were primarily the result of a 9.9% decrease in the U.S. dollar versus the Japanese yen from 118.6 JPY per USD as of December 31, 2002 to 106.9 JPY per USD as of December 31, 2003 and a decrease in the forward points that result from the interest rate differential, during the year ended December 31, 2003.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001.

Revenues.    Revenues for the year ended December 31, 2002 decreased $3.9 million, or 1.2%, to $332.9 million from $336.8 million for the year ended December 31, 2001. The decrease in revenues in 2002 was primarily due to lower roe pricing and lower Hadley Group related trade sales, partially offset by higher pricing of our block and surimi products. The price of roe achieved during our 2002 “A”—season was 1,906 Japanese yen as compared to 2,247 Japanese yen in 2001, or a decrease of approximately 15.2%. Hadley Group trade sales decreased by $13.8 million or approximately 49.5% due to global product supply constraints. We believe these same constraints that influenced the Hadley Group’s inability to obtain product for resale also contributed to our increased pricing for our pin bone out block products. Production of finished goods in metric tons decreased in 2002 compared to 2001 primarily as a result of lower hake production in 2002. Pollock production in 2002 decreased by less than 1% as compared to the 2001 pollock production.

Cost of Sales.    Cost of sales for the year ended December 31, 2002 decreased $3.2 million, or 1.5%, to $206.4 million from $209.6 million for the year ended December 31, 2001. This decrease was primarily attributable to lower variable product costs such as packaging and additives resulting from selling approximately 9,300 fewer metric tons of at-sea processed finished product in 2002, as compared to a total of 100,200 metric tons in 2001, lower fuel costs due to a decrease in fuel prices, and lower fish cost for the Hadley Group due to a decline in fish purchases, partially offset by an increase in crew compensation due to the higher value per metric ton produced as a result of the higher surimi and block prices. The gross profit for the year ended December 31, 2002 decreased $0.7 million to $126.5 million from $127.2 million for the year ended December 31, 2001. Gross margin for the year ended December 31, 2002 increased to 38.0% from 37.8% for the year ended December 31, 2001 due principally to the decrease in Hadley Group trade sales which generate lower gross margins.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses for the year ended December 31, 2002, including equity-based compensation, increased $16.0 million, or 26.7%, to $75.9 million from $59.9 million for the year ended December 31, 2001. These expenses increased primarily due to an increase in non-cash equity-based compensation expenses from $2.2 million for the year ended December 31, 2001 to $20.9 million for the year ended December 31, 2002, partially offset by lower freight related costs resulting from selling approximately 9,300 less metric tons of at-sea processed finished product in 2002 combined with lower logistical costs per unit achieved in 2002.

Amortization of Cooperative Rights, Intangibles and Goodwill and Depreciation of Other Assets.     Amortization includes the amortization related to the cooperative rights, depreciation of office related assets and, through December 2001, amortization of goodwill recorded in connection with the January 2000 acquisition and depreciation of office related assets. Amortization expense for the year ended December 31, 2002 decreased $27.1 million, or 79.9%, to $6.8 million from $33.9 million for year ended December 31, 2001. This decrease was primarily attributable to an extension of the amortization schedule for cooperative rights, an intangible asset representing our allocation rights as a member of the Pollock Conservation Cooperative. From January 28, 2000 to October 31, 2001, the cooperative rights were amortized on a straight-line basis over 59 months, which was the remaining life of the Pollock Conservation Cooperative agreement. Beginning in November 2001, as a result of changes to the American Fisheries Act, we changed the amortizable life of the cooperative rights to 23.2 years, which matched the average remaining depreciable lives of our vessels. As of January 1, 2002, we adopted “Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets,” and ceased amortization of goodwill.

Interest Expense, Net (including related party interest).    Net interest expense for the year ended December 31, 2002 increased $3.9 million, or 11.2%, to $38.8 million from $34.9 million for the year ended December 31, 2001. The increase in net interest expense was mainly attributable to the increase in the principal balance on the senior bank debt resulting from the April 2002 recapitalization, the addition of $175.0 million principal amount related to the private offering of ASG’s senior subordinated notes, partially offset by declining variable interest rates applied to the senior bank debt. In connection with the April 2002 recapitalization, we repaid all amounts outstanding under the bank credit facility that was in place at the time of the recapitalization, and entered into our credit facility. Interest expenses for our revolving credit facility for the years ended December 31, 2002 and 2001 was $1.1 million and $1.6 million, respectively, including commitments fees. Interest expense for our two term loans was $14.1 million and $15.1 million for the years ended December 31, 2002 and 2001, respectively. See “—Our Indebtedness.”

Foreign Exchange (Losses) Gains, Net.    Net foreign currency exchange gain for the year ended December 31, 2002 increased $1.3 million to $19.0 million from $17.7 million for the year ended December 31, 2001. Certain of our forward contracts are designated as hedges and the change in value related to the fluctuation in the value of the Japanese yen is not reflected in earnings. The net unrealized gains related to the ineffective portion (the time value) of the derivatives recognized in earnings for the years ended December 31, 2002 and December 31, 2001 were $18.3 million and $16.2 million, respectively. We recorded realized gains of $0.2 million and $3.0 million related to the change in the ineffective portion of the derivatives which settled during the years ended December 31, 2002 and December 31, 2001, respectively.

Seasonality

The U.S. Bering Sea pollock fishery is split into two distinct seasons, known as the “A” and “B” seasons. The “A” season opens in January and typically ends in April. During the “A” season pollock are spawning and therefore typically carry more high-value roe, making this season the more profitable one. During the “A” season, we also produce other primary products such as surimi and fillet blocks, although yields on these products are slightly lower in “A” season compared to “B” season due to the prioritization of roe production during processing in the “A” season. Although the “A” season typically accounts for approximately 40% of our year’s total pollock harvest measured by weight, it represents a majority of our revenues generated in the same period due to the higher value of roe that is recovered during the “A” season.

The pollock “B” season occurs in the latter half of the year, typically beginning in July and extending through the end of October. The primary products produced in the “B” season are surimi and fillet blocks. The “B” season typically accounts for approximately 60% of our year’s total pollock harvest.

The freezer-longliner Pacific cod fishery is divided into two seasons. Of the annual quota, 60% is allocated to the “A” season and the remaining 40% is allocated to the “B” season. The “A” season begins January 1st and runs until the season quota is caught, and the “B” season begins in mid August and runs until the season quota is caught.

The table below shows our quarterly dispersion, in terms of percentage, for revenues and gross profit for the years ended December 31, 2001, 2002 and 2003:

	“A” Season		“B” Season
	Q-1	Q-2	Q-3	Q-4
Revenues:
2001	33%	26%	16%	25%
2002	25	30	22	23
2003	27	30	21	22
Gross profit:
2001	44%	22%	16%	18%
2002	33	29	24	14
2003	36	31	21	12

Our fishing seasons, including the important January-to-April pollock season, straddle more than one quarter. Additionally, the timing of our sales fluctuates from quarter to quarter. As a result, the timing of the recognition of significant amounts of revenue can vary from one quarter to another.

Financing Activities

On April 18, 2002, ASG issued and sold $175.0 million principal amount of 10 1/8% senior subordinated notes due 2010 pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The offering of these notes was part of a recapitalization involving Holdings and its affiliates. On November 20, 2002, ASG exchanged these notes through an exchange offer for notes registered with the SEC. Concurrently with the offering of these notes, ASG entered into its credit facility. As part of the April 2002 recapitalization, we used the proceeds of the notes offering, together with borrowings of $325.9 million under the credit facility, to:

•	Repay all outstanding debt under our old credit facilities.

•	Repay all amounts outstanding (including accrued interest), under two senior subordinated promissory notes issued by our affiliates, ASC, Inc. and Holdings, to Norway Seafoods, the former owner of our business.

•	Pay related fees and expenses.

•	Distribute the remainder of the borrowed amounts to our equityholders.

In addition, we distributed to our equityholders any cash on hand on April 4, 2002 plus cash generated from our operations from April 4, 2002 to April 18, 2002. As a result, the aggregate amount of cash distributed to American Seafoods Consolidated LLC for distribution to the equity holders of its parent was approximately $203.8 million, including $5.7 million of fees paid out of the distribution.

On July 2, 2002, ASG loaned $6.0 million to Bernt O. Bodal to finance his purchase of equity interests in ASLP. The interest rate on this loan resets each January 1, April 1, July 1 and October 1 to the prime rate plus  1/2 percent. The rate at June 30, 2004 was 4.5% per annum. Mr. Bodal is obligated to apply the amount of any proceeds, net of applicable taxes, of any dividends and distributions from ASLP or Holdings in connection with a public liquidity event or exercise of management options, whether currently owned or subsequently purchased and 25% of the gross amount of any management bonus paid, with any remaining balance due in 2012. The underlying loans are recourse to the assets of Mr. Bodal except that the recourse to assets other than ownership interests is eliminated in certain circumstances if the value of the underlying security becomes greater than four times the loan balance. In connection with this offering, Mr. Bodal will repay this loan in full.

On October 4, 2002, three investment funds managed by Wasserstein & Co., which we refer to as the “U.S. Equity Partners Funds,” purchased from Holdings a combination of preferred equity securities and notes, and purchased from ASLP warrants to purchase ASLP units, for a total purchase price of $27.3 million. Proceeds from the sale were used by ASLP to redeem 44,828 ASLP units and a warrant to purchase 106,875 ASLP units, which were held by affiliates of Norway Seafoods. In connection with this offering, these preferred equity units and notes will be redeemed in full.

On November 18, 2002, we forgave the exercise price on certain Series C options that had been repriced to $0.01 in connection with the recapitalization of ASG and its affiliates in April 2002 and forced the conversion of these options into ASLP ownership units.

On December 16, 2002, ASG entered into the Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, and various other lenders, which amended the credit facility, dated as of April 18, 2002. The amendment provided, among other things, for an increase in the principal amount of term B loans by $50 million, and consents to our acquisition of Southern Pride as other than a permitted acquisition. We used the borrowing of $50 million in additional term B loans to pay the purchase price for the acquisition, make certain payments related to the acquisition, pay related fees and expenses and for general corporate purposes. The assets we acquired from Southern Pride are included in the security interest of ASG’s indebtedness under the credit facility. In October 2004, ASG entered into an amendment to its credit facility that, among other things, (1) permits this offering and the intended use of proceeds, (2) permits the formation of the Issuers and provides for guarantees by the Issuers of ASG’s obligations under the credit facility and a pledge of ASG Consolidated’s ownership interests in ASG to secure the guarantee, (3) permits the sale of certain distribution-related assets of Southern Pride Catfish Trucking Inc. up to an aggregate fair market value of $7.5 million, (4) amends the required leverage ratio beginning September 30, 2004 and makes other covenant modifications to provide necessary covenant relief to us primarily due to recent adverse surimi prices and a decline in the performance of our catfish operations and (5) excludes certain expenses we have incurred from the definition of EBITDA for our covenant calculations, including the write-off of offering costs of up to $19.0 million related to our cancelled public offering of IDSs. As of June 30, 2004, there was $307.9 million of outstanding indebtedness under the credit facility, $17.0 million of an open letter of credit and approximately $47.5 million of unused borrowing capacity under the revolving credit facility.

The net proceeds from the offering of senior discount notes will be distributed to our parent company which will use such proceeds to repay outstanding indebtedness and repurchase outstanding preferred interests and distribute the remaining proceeds to its equity holders.

Liquidity and Capital Resources

Overview

Our short-term and long-term liquidity needs arise primarily from: interest payments due on debt which are expected, based on our current capital structure, to be between $16.0 million and $19.0 million for the last six months of 2004 (exclusive of the amortization of deferred financing costs); scheduled principal repayments on debt of approximately $7.7 million for the last six months of 2004, $16.7 million in 2005, $19.5 million in 2006, $22.6 million in 2007, $30.3 million in 2008 and $200.6 million thereafter; capital expenditures, which are expected to be approximately $11.0 million in both 2004 and 2005; potential acquisitions; and working capital requirements arising as a result of the seasonality of our business and as may be needed to support business growth. We expect to fund our liquidity needs primarily with cash generated from operations and, to the extent necessary, through additional borrowings under our revolving line of credit, which matures in 2007.

ASG Consolidated is a holding company and conducts all of its operations through its subsidiaries. Its only assets are the capital stock of ASG Finance, the co-issuer (which has no assets), and the equity of ASG. As a result, we are wholly dependent on distributions from ASG to meet our debt service obligations. None of our subsidiaries is obligated to make distributions to us, and ASG’s ability to make distributions to us will depend upon its and its subsidiaries’ operating results and is and will be subject to restrictions under the credit facility and the indenture governing ASG’s senior subordinated notes, as well as any future indebtedness incurred by ASG Consolidated’s subsidiaries.

The credit facility as currently in effect does not permit distributions to pay interest on the senior discount notes. The credit facility matures and is payable in full on March 31, 2009, and the first cash interest payment on the senior discount notes is due in April 2009. Accordingly, we will need to refinance the credit facility at or prior to its maturity on terms that permit distributions sufficient to pay cash interest on the senior discount notes in order to be able to pay such interest when due. In addition, our refinanced credit facility will have to permit distributions sufficient to pay principal on the senior discount notes at maturity, or else the senior discount notes will have to be refinanced by us. We might not be able to refinance the credit facility at such time on such terms, and our ability to do so will depend both on our own operating performance and on the state of credit markets at the time.

The indenture governing the ASG’s senior subordinated notes permits distributions only to the extent we meet certain quantitative tests. While we hope we will be able to meet those tests for some period of time after cash interest becomes payable on the notes, this might not be the case and, in any event, we do not expect to meet those tests for long enough or with sufficient margins to be able to pay cash interest on the notes for the entire paying period. In consequence, we will also need to refinance the indebtedness under the indenture on terms that permit distributions sufficient to pay cash interest on the notes and principal at maturity in order to be able to pay all such interest and principal when due. We might not be able to refinance that indebtedness on such terms, and our ability to do so will depend both on our own operating performance and on the state of credit markets at the time.

Historical Cash Flow from Operating Activities

Cash flow from operating activities was $40.0 million and $60.4 million for the six months ended June 30, 2003 and 2004, respectively. This increase was primarily the result of a reduction in working capital during the six months ended June 30, 2004 as measured against the comparative prior year period. This reduction in working capital during the first six months of 2004 was primarily due to favorable timing of roe sales, allowing an increase in collection of accounts receivable as compared to the prior year period, and the sale of larger volumes of inventory held over from the prior year “B” season as compared to June 30, 2003. During the first six months of 2004 our inventories decreased $6.2 million to $38.4 million from $44.6 million as of December 31, 2003. This decrease is the result of the seasonal nature of our business and compares to an increase of $15.8 million during the comparable prior year period.

Cash used in investing activities was $7.8 million and $10.3 million for the six months ended June 30, 2003 and 2004, respectively. This increase was primarily due to a $1.8 million increase in property, vessels and equipment purchases during the first half of 2004 as compared to the comparable period in 2003 and due to our January 2004 purchase, for $1.8 million, of the remaining minority ownership interest of Pacific Longline Company LLC.

Cash used in financing activities was $32.7 million and $51.8 million for the six months ended June 30, 2003 and 2004, respectively. The increase in cash used in financing activities primarily reflects net payments of $29.0 million on our revolving line of credit during the period ended June 30, 2004 as compared to $16.0 million of net borrowings under the line of credit during the comparable prior year period, partially offset by reduced principal payments on long term debt of $15.4 million during the six months ended June 30, 2004 as compared to principal payments of $41.3 million during the comparable 2003 period. Our credit facility requires us on an annual basis and within 90 days of our year end to make an “excess cash flow payment” as defined in the debt agreement. This payment, if required, is applied to the principal balance of our term debt. Excess cash flow payments were $33.4 million and $8.3 million during the six months ended June 30, 2003 and 2004, respectively.

Cash flow from operating activities was $84.1 million, $94.0 million and $46.0 million for the years ended December 31, 2001, 2002 and 2003, respectively. The decrease in cash flow from operating activities from 2002 to 2003 was due to a net increase in working capital, excluding the current portion of long-term debt, primarily related to carry-over ocean harvested whitefish inventories.

Cash flow used by investing activities was $13.7 million, $58.7 million and $13.1 million for the years ended December 31, 2001, 2002 and 2003, respectively. The increase in cash used by investing activities from 2001 to 2002 related principally to the acquisition of Southern Pride. The decrease in cash used by investing activities from 2002 to 2003 was related principally to the acquisition of Southern Pride during 2002.

Cash flows from financing activities were net cash outflows of $72.5 million, $32.4 million and $32.8 million in 2001, 2002 and 2003, respectively. As a policy, we repay our debt as required by our loan agreements and we pay down our revolving debt to reduce our interest cost and improve our leverage ratio as cash is available from our operating activities.

During 2001, our cash flows from financing activities were primarily comprised of borrowings of long-term debt of $3.5 million, principal payments of long-term debt of $47.8 million, net repayments on our revolving debt of $16.0 million and distributions to a member of $11.2 million. The distributions to members were made based on estimated tax allocations.

During 2002, our cash flows from financing activities were primarily comprised of net borrowings and net payments of long-term and revolving debt. On April 18, 2002, we repaid all of our existing senior debt and seller notes in the amount of $305.6 million in connection with the April 2002 recapitalization. ASG entered into the credit facility in the amount of $445.0 million, which includes two term loans for $370.0 million and a revolving credit line of $75.0 million, and subordinated notes of $175.0 million. The total amount borrowed on the term loans and subordinated notes was $545.0 million, of which $9.5 million had been paid down at December 31, 2002. There was a $2.0 million outstanding balance on the revolver at December 31, 2002.

During 2003, our cash flows from financing activities were primarily comprised of principal payments of long-term debt of $55.5 million, net borrowings on our revolving debt of $37.5 million, payments on other obligations to related parties of $4.6 million, costs related to the IDS transaction of $4.8 million, and distributions to our parent company of $4.9 million. The distributions to members were made based on estimated tax allocations. As of December 31, 2003 there was a $39.5 million balance on the revolver, a portion of which was incurred to settle our obligation with Rebecca Ann Fisheries for a fishing right lease agreement, pay off all outstanding bank debt related to Pacific Longline Company LLC and costs related to the recapitalization transaction.

We had $3.6 million of cash and cash equivalents at June 30, 2004. We believe that the cash we expect to generate from operations and borrowing capabilities under our revolving credit facility will be sufficient to meet our liquidity requirements in the foreseeable future.

Other Factors Impacting Liquidity

Credit Facility. Our credit facility will mature in 2009. We may be unable to renew or refinance the credit facility at that time, or may complete such renewal or refinancing at less favorable terms. If we were unable to renew or refinance our credit facility, our failure to repay all amounts due on the maturity date would cause a default.

Foreign Exchange Contracts. Our liquidity is impacted by unrealized losses sustained by our portfolio of foreign exchange contracts. A majority of these contracts have been entered into with a financial institution that requires collateralization of unrealized losses sustained by the portfolio of contracts with this financial institution above $17.5 million (or $27.5 million from February 2004 through May 31, 2004). At June 30, 2004, collateral against these contracts was $18.5 million, which was comprised of a standby letter of credit in the amount of $17.0 million, and a deposit by us to the counterparty of $1.5 million.

To mitigate our short-term liquidity risks with respect to these collateralization requirements, from time to time we placed standing orders to forward purchase Japanese yen should the yen strengthen to certain spot rates.

During the first six months of 2004, three of these standing orders, each with notional amounts of $125 million and maturity dates of July 30, 2004, were executed and two were effectively cancelled and the third partially offset with no significant cost, gain or loss to us. The net outstanding notional amount at June 30, 2004 was $25 million and the unrealized loss on that date was approximately ($1.4) million. These executed contracts and non-executed orders are significant and of a shorter duration than our portfolio of foreign exchange contracts and, as a result, could have a significant impact on our short-term liquidity should the Japanese yen weaken against the U.S. dollar. All of these aforementioned contracts were settled on July 30, 2004 for a net loss of approximately ($1.9) million. In July 2004, we executed an additional $137.5 million of contracts to forward purchase Japanese yen with maturity dates ranging from September 2004 to March 2006. The contracts are not designated as hedges for accounting purposes, so all gains and losses relating to these contracts are recorded in our consolidated statements of operations.

In August 2004, we entered into variable to fixed-rate cross currency interest swap contracts with an aggregate notional amount of $75.0 million in anticipation of our entering into a new credit facility in connection with the completion of the offering of IDSs. Under the terms of these contracts, we pay a fixed rate of interest in Japanese yen and receive payments on a variable rate of interest in U.S. dollars based on the U.S. dollar three-month LIBOR rate. The objective of these instruments was to reduce our exposure to interest rate risk related to our new credit facility that would have been in place upon completion of the IDS offering and to provide additional risk management against Japanese currency fluctuations related to our Japanese yen sales. As these contracts have not been designated as hedges and are thus considered to be speculative in nature, any gains or losses, including unrealized gains or losses, will be recognized in our statement of operations. On September 27, 2004, we terminated one of the cross currency swaps with a notional amount of $15 million for a nominal fee. As of September 30, 2004, we were party to cross currency swap contracts with an aggregate notional amount of $60 million outstanding. The fair value of these outstanding contracts at September 30, 2004 was an unrealized loss of approximately $1.2 million.

Tax Matters. The only significant taxable entity in our consolidated group has been ASC, Inc. Holdings and all of its other significant subsidiaries have been and will continue to be flow-through entities for income tax purposes. We have been obligated, therefore, to make distributions to our members for the tax liabilities they incur on their allocated portion of our taxable income.

Capital Expenditures. Capital expenditures reflected below were funded from cash flows from operations and borrowings under our credit facility.

	2001	2002	2003	Six Months Ended June 30, 2004
	(dollars in millions)
Fishing gear	$2.3	$0.8	$1.2	$2.0
Machinery and equipment	4.1	5.2	9.7	4.5
Major scheduled vessel maintenance	0.9	2.7	0.3	1.3
Other	1.9	0.7	1.1	0.7

Total capital expenditures	$9.2	$9.4	$12.3	$8.5

We estimate that we will have capital expenditure requirements of approximately $11.0 million in each of 2004 and 2005. We expect we will finance capital expenditures from cash generated from operations.

For the six months ended June 30, 2003 and 2004, our capital expenditures were $6.7 million and $8.5 million, respectively. This increase was primarily attributable to the timing of major scheduled shipyard maintenance and vessel equipment upgrades. In addition to capital expenditures, we spent $5.7 million and $4.5 million on vessel maintenance, which was expensed during the six months ended June 30, 2003 and 2004, respectively.

Debt Covenants

The credit facility requires us to meet certain financial tests, including a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. In addition, the credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, liens and encumbrances, changes in the nature of our business, investments, dividends and other restricted payments, prepayments of certain indebtedness, certain transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, sales of receivables and other matters customarily restricted in such agreements. Such restrictions could limit our ability to respond to certain market conditions, meet our capital spending program, provide for unanticipated capital investments or take advantage of business opportunities. The indenture governing ASG’s senior subordinated notes also imposes similar restrictions on the operation of our business. At December 31, 2003, we held more ocean harvested whitefish product as compared to the prior year period as a result of increased production combined with slower sales. The quantity of pollock surimi inventories we held at December 31, 2003 was approximately 1.5 times higher than the average pollock surimi inventories we held over the last three years. These factors increased drawings on our revolving facility and lowered our EBITDA, which in turn increased our leverage. We eliminated our 2003 management bonuses in accordance with certain employment agreements and our general bonus policy, which does not require the payment of bonuses based on financial performance for any year in which there is or would be a covenant violation. We also obtained an amendment to our bank covenants, which among other things, adjusted the required leverage ratio as of December 31, 2003 and March 31, 2004. We paid approximately $0.4 million as a consent fee to our lenders in connection with this amendment. But for the elimination of the bonuses and the bank amendment, our leverage ratio as of December 31, 2003 would have exceeded the level required to remain in compliance with the leverage ratio covenant under our credit agreement. The leverage ratio is calculated for purposes of the credit agreement based on the ratio of Adjusted EBITDA to outstanding debt (both as defined in the credit agreement). In October 2004, ASG entered into an amendment to its credit facility. See “—Our Indebtedness.”

Our Indebtedness

Credit Facility. In connection with the April 2002 recapitalization, ASG entered into a senior credit agreement with a syndicate of banks, the administrative agent of which is Bank of America, N.A. ASG’s credit agreement consists of a $75.0 million revolving credit facility and $370.0 million in term loans ($90.0 million Term A and $280.0 million Term B). ASG’s obligations under the credit facility are secured by substantially all its assets. The agreement subjects ASG to various restrictive covenants, including limitations on its ability to prepay indebtedness (including its senior subordinated notes), incur additional indebtedness, and requirements that it maintains specified financial ratios, such as maximum total leverage, minimum interest coverage and minimum fixed charge coverage.

In October 2004, ASG entered into an amendment to its credit facility that, among other things, (1) permits this offering and the intended use of proceeds, (2) permits the formation of the Issuers and provides for guarantees by the Issuers of ASG’s obligations under the credit facility and a pledge of ASG Consolidated’s ownership interests in ASG to secure the guarantee, (3) permits the sale of certain distribution-related assets of Southern Pride up to an aggregate fair market value of $7.5 million, (4) amends the required leverage ratio beginning September 30, 2004 and makes other covenant modifications to provide necessary covenant relief to us primarily due to recent adverse surimi prices and a decline in the performance of our catfish operations and (5) excludes certain expenses we have incurred from the definition of EBITDA for our covenant calculations, including the write-off of offering costs of up to $19.0 million related to our cancelled initial public offering of IDSs.

ASG’s Senior Subordinated Notes. On April 18, 2002, ASG completed a private offering of $175.0 million principal amount of 10 1/8% Senior Subordinated Notes due 2010, which we refer to as ASG’s senior subordinated notes. A registration statement under the Securities Act registering these notes became effective on October 15, 2002. On November 20, 2002, ASG completed its exchange offer of the privately placed notes for

SEC registered notes. All of the privately placed notes were exchanged for registered notes. The indenture, dated as of April 18, 2002, among ASG, the guarantors and Wells Fargo Bank Minnesota, National Association, as trustee, contains provisions that define the rights of holders of the SEC registered notes.

Contractual Obligations and Commercial Commitments

The following table provides aggregated information about our contractual obligations as of December 31, 2003. There have been no new material contractual obligations since that date.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt	$527,282	$15,929	$102,254	$234,099	$175,000
Operating leases	4,026	1,107	2,800	119	—
Unconditional purchase obligations(1)	52,082	26,134	25,948	—	—
Other long-term obligations to related parties	17,037	—	17,037	—	—

Total contractual cash obligations	$600,427	$43,170	$148,039	$234,218	$175,000

(1)	Unconditional purchase obligations assume total allowable catch and allocated quotas at 2003 levels.

In addition to the above, we are obligated to purchase up to 5 million pounds of catfish per year (which was less than 5% of the total amount of catfish purchased by Southern Pride in 2003) from certain catfish farms owned or controlled by Southern Pride’s previous owner at a price that is based on a market index. The term of this obligation is ten years. As each year’s obligation is determined from a formula based on actual production and actual market price, future payments are indeterminate. Accordingly, the table above does not include amounts related to this purchase commitment. During 2003, our catfish purchases under this obligation totaled $1.3 million.

The table above excludes derivative contracts under which we are obligated to net settle the contracts as described in “Note 6 - Derivative Financial Instruments” in ASG’s consolidated financial statements as of and for the three years ended December 31, 2003, because the settlements under these contracts are variable based on the notional amounts and changes in the underlying indices.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on ASG’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our critical accounting policies and estimates and base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our consolidated financial statements:

Foreign exchange contracts. We record gains and losses on foreign currency transactions following Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Foreign exchange contracts are used to hedge the variability of future cash flows associated with Japanese yen-denominated sales due to changes in foreign currency exchange rates. The effectiveness of the hedged transactions is measured by changes in spot rates and the gain or loss resulting from the change in time value is recognized currently in earnings. The unrealized gains and losses resulting from the change in spot rates, or the effective portion, are recorded in other comprehensive income. These gains and losses are recognized in revenues when the forecasted sales occur. Gains and losses resulting from the ineffective portion of the hedge, including the time value component of the contract, are recognized currently in earnings.

Our profitability depends in part on revenues received in Japanese yen as a result of sales in Japan. Japanese sales represented 39.6% and 24.9% of our total revenues in 2002 and 2003, respectively. A decline in the value of the yen against the U.S. dollar would adversely affect our earnings from sales in Japan. Fluctuations in currency are beyond our control and are unpredictable. From January 1 through December 31, 2002, the value of the dollar decreased by 9.6% against the JPY, from 131.3 JPY per USD to 118.6 JPY per USD. In 2003, the value of the dollar decreased by 9.9% against the Japanese yen, from 118.6 JPY per USD to 106.9 JPY per USD. Through the first six months of 2004, the value of the dollar increased by 1.9% against the JPY, from 106.9 JPY per USD to 108.9 JPY per USD. While we conduct hedging activities to mitigate the risk of currency fluctuations, these hedging activities may not be sufficient to provide complete protection against loss and accordingly, any such fluctuations could adversely affect our revenues.

Acquisitions and pushdown accounting. On January 28, 2000, Centre Partners and others through ASLP acquired our business in a transaction accounted for as a purchase. Accordingly, all of our assets and liabilities were recorded at their estimated fair market values as of the date of the acquisition. In December 2002, we acquired the net assets of Southern Pride and in January 2004 we acquired the minority ownership interest in PLC. A portion of the net book value of our property and equipment and intangible assets represents amounts allocated to those assets as part of the allocation of the purchase price in these acquisitions. The allocation of the purchase price in a business combination under the purchase method of accounting is subjective. Management is required to estimate the fair values of assets and liabilities as of the acquisition date. The excess purchase price over the fair value of the net assets acquired was recorded as goodwill. We review the carrying value of goodwill annually and when events and changes in circumstances indicate that the carrying value of the asset may not be recoverable through future operations.

The goodwill resulting from the purchase by ASLP as well as from our acquisition of the assets of Southern Pride has been recorded in our financial statements. In addition, expenses incurred by our parent have been recorded in our financial statements to the extent that such expenses related to or benefited our operations.

Southern Pride’s recent operating results have not met our expectations primarily as a result of increased fish costs paid to catfish farmers combined with lower processing yields. Such increased costs and lower yields are generally consistent with recent industry wide trends. Until September 2004, our management believed these conditions were temporary. In September 2004, our management concluded that Southern Pride’s operating results for the quarter ending September 30, 2004 would decline further as compared to recent quarters and that the conditions affecting this decline may continue to affect Southern Pride to a certain degree for the foreseeable future. Based on these conclusions, management determined that it is more likely than not that the carrying value of Southern Pride’s assets, including goodwill, exceeds their fair value. As a result of this determination, we are undertaking an interim analysis under Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” (FAS 142) for the purpose of determining whether goodwill assigned to the Southern Pride reporting unit in the amount of approximately $7.2 million may be impaired.

Under FAS 142 goodwill is tested for impairment using a two step process. Step 1 involves determining the fair value of the reporting unit which is compared to the carrying value of the reporting unit, including goodwill. If the carrying value exceeds the fair value then goodwill may be impaired and Step 2 is required. In Step 2, the implied value of goodwill is determined as the difference between the fair value of the reporting unit and the fair value of its net assets. If the carrying value of goodwill exceeds the implied value, an impairment loss is recognized to the extent of the difference.

We have completed Step 1 of the goodwill impairment analysis under FAS 142 and have concluded that Step 2 of the FAS 142 goodwill impairment test is required to determine the amount of the impairment loss. On September 30, 2004, management determined that it was more likely than not that the carrying value of Southern Pride’s assets, including goodwill, exceeds their fair value. As a result, we expect to record an impairment charge of up to $7.2 million in the third quarter of 2004 related to the goodwill associated with Southern Pride.

Cooperative rights. An identifiable intangible asset, cooperative rights, was recorded at its estimated fair value of $138.2 million in connection with the acquisition on January 28, 2000. This estimated fair value was determined using a cash flow analysis by comparing the expected discounted cash flows under the cooperative system to the cash flows under the former Olympic style system, which meant that any vessel licensed to operate in the fishery harvested as much fish as possible until the fishery’s aggregate seasonal quota allocation had been reached.

From January 2000 to October 2001, the cooperative rights intangible asset was amortized on a straight-line basis over 59 months, which was the remaining life of the sunset provision in the American Fisheries Act. Beginning in November 2001, as a result of changes to the American Fisheries Act, we changed the life of our cooperative rights to 23.2 years, which matched the average remaining lives of the vessels, as the American Fisheries Act specifies vessels to which the cooperative rights apply.

Vessel maintenance. A significant portion of our operations take place on our vessels. On January 28, 2000, the purchase of our vessels was part of the total acquisition. Our vessels were recorded at their estimated fair market values, with approximately 60% categorized as vessel equipment and machinery with an estimated useful life of seven years and approximately 40% as vessel hull with an estimated useful life of twenty-five years. We depreciate these assets on a straight-line basis over their estimated useful lives.

We incur expenses to repair and maintain our vessels. Repairs and ordinary maintenance are expensed as incurred while significant additions and improvements are capitalized. To maintain our Det Norske Veritas class certification, the highest vessel certification in the industry, our vessels must undergo scheduled major shipyard maintenance every three to five years. As a part of this scheduled maintenance, we may also have major vessel components overhauled. The costs for this major shipyard maintenance are capitalized and charged to operations on a pro-rata basis during the period through the next scheduled major shipyard maintenance.

Valuation Accounts. We have three valuation accounts recorded on our balance sheet. The allowance for doubtful accounts reflects management’s estimate of potential losses inherent in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. It is our policy to write off accounts as collectibility becomes remote. The allowance for doubtful accounts balance was approximately $0.5 million and $0.7 million at June 30, 2004 and December 31, 2003, respectively, and $0.5 million at December 31, 2002 and December 31, 2001. Total bad debt write-offs for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004 were $0.1 million in each period. We also had an allowance of $0.9 million, $1.8 million, $2.0 million and $2.0 million recorded at December 31, 2001, 2002, 2003 and at June 30, 2004, respectively, for a receivable due from one of our insurance providers, which filed for bankruptcy in March 2001. In addition, we established an allowance account in 2003 related to a miscellaneous receivable from a fuel hedge provider that filed for bankruptcy in 2002. This allowance was recorded at $0.2 million as of December 31, 2003 and June 30, 2004, which represents approximately 80% of the related balance.

Equity-Based Compensation. Certain of our employees have equity-based compensation arrangements under which they received options to acquire partnership units of ASLP. We follow the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25 to account for equity-based compensation. The related compensation cost has been pushed down to our financial statements, and the deferred compensation has been recorded as a related party payable. We determined the amount of equity-based compensation recorded under APB 25 based on the excess of the fair value of ASLP’s partnership units above the exercise price of the option on the applicable measurement date, which is generally the date that the number of units subject to the option and the option exercise price become fixed. Since ASLP’s partnership units are not publicly traded, we estimate their fair value based on current operating results and the historical relationship of these results to the sales price of ASLP’s previous equity offerings, comparable industry information, and our expectations with respect to the sales price of our securities in proposed or contemplated future transactions.

These options were granted with various vesting requirements. Series A options vest over time, and compensation expense is recognized ratably over the vesting period. Series C, D and F options vest based on the achievement of performance targets relating to a specified internal rate of return and exit of its investment by a significant shareholder, and compensation expense is recognized for these options when achievement of the performance targets is probable. Series E options vest based on the achievement of performance targets relating to specified EBITDA targets, and compensation expense for these options is recognized ratably over the vesting period based on the number of options expected to vest.

The distribution of the proceeds of the offering of senior discount notes to our equity holders will accelerate the vesting of certain outstanding options under the ASLP Year 2000 Unit Option Plan. Specifically, all outstanding Series A awards and a portion of the Series C, D and E awards will vest immediately prior to the distribution. No Series F awards will vest. As the acceleration of vesting is provided for under the terms of the option agreements, the acceleration is not considered to be a modification of these agreements, but will result in recognition of compensation costs. In addition, in order to compensate for the reduction in value caused by the distribution, our board of directors has authorized a reduction in the exercise price of our remaining outstanding unvested Series E and F options by an amount equal to the per unit distribution amount and a cash payment to holders of the remaining outstanding unvested Series C and D options in an amount equal to the per unit distribution amount times the number of options held. This reduction will not apply to options held by senior officers unless it is approved by the holders of two thirds of our equity and equity equivalents. The modification to the terms of our unvested Series E and F options will result in future compensation costs in excess of amounts that would have otherwise been recorded absent the modification. Compensation cost, if any, for the unvested Series C, D and F options will be recognized to the extent their respective vesting targets are achieved.

We are offering our optionholders other than senior officers an alternative to the accelerated vesting of their options. Those optionholders who elect this alternative will receive pro-rata vesting of their A options based on their service period through the date of the transactions, receive vesting on all other options to the extent that they would have received vesting under the acceleration event, and receive a reduction in the exercise price on all options by the per unit distribution amount. As all of these modifications will be effective after the completion of the transactions, optionholders that choose this alternative will not participate in any of the distribution of proceeds from the offering.

Recently issued accounting pronouncements

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150). SFAS 150 establishes standards for classifying and measuring certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity as liabilities. Generally, the provisions of SFAS 150 were effective for us beginning on July 1, 2003. In October 2003, the FASB deferred, indefinitely, the application of SFAS 150 related to classification and measurement requirements for mandatorily redeemable financial instruments that become subject to SFAS 150 solely as a result of consolidation. As a result of the FASB’s decision to defer these provisions of the standard, we continued, until we acquired the minority ownership interest in PLC in January 2004, recording the 20% non-controlling interest in PLC that we did not own at that time as a minority interest in a consolidated entity. We adopted SFAS 150, except for those provisions that have been indefinitely deferred by the FASB, as of July 1, 2003. Adoption of SFAS 150 did not have a material effect on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Pricing. Prices for certain of our pollock products are subject to variability. For example, the sale of pollock roe is our highest margin business. The price of pollock roe is heavily influenced by the size and condition of roe skeins, color and freshness and the maturity of the fish caught. In addition, pollock roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carry-over, as pollock roe is consumed almost exclusively in Japan. A decline in the quality of the pollock roe that we harvest or fluctuations in supply could cause a decline in the market price of pollock roe, which would reduce our margins and revenues. Our average roe prices per kilogram were 2,247 Japanese yen, 1,906 Japanese yen, 1,778 Japanese yen and 1,683 Japanese yen for the years ended 2001, 2002 and 2003, and the six months ended June 30, 2004, respectively. In addition, our preliminary estimate of our grade-by-grade roe prices for the 2004 “A” season indicated that roe prices this year were generally in-line with comparable prior year roe prices, although we produced a lower grade mix of roe for the 2004 “A” season as compared to the prior year. While pollock roe prices have experienced volatility in recent years, on a recovery and grade-mix adjusted basis, roe prices have remained relatively stable except in the year 2000, which was an unusual year due largely to market conditions.

A decline in the market price of our pollock surimi product could also adversely influence our revenue and margins as pollock surimi is one of our major products. In addition to grade mix, pollock surimi prices are influenced by factors such as Japan inventory levels and seasonal production from the U.S. and Russian pollock fisheries. Over the last five fiscal years, our average pollock surimi prices have fluctuated within a range of approximately 200 to 300 yen per kilogram. Average surimi prices per kilogram for our yen-denominated sales were 212 yen, 278 yen and 222 yen for the years ended 2001, 2002 and 2003, respectively. Our overall average surimi price for the six-month period ended June 30, 2004 was below the low end of our historical average surimi price range and reflects a decline of approximately 31% as compared to the same prior year period. This surimi price decline reflects both an overall decline in surimi market prices for such period as well as sales of a greater percentage of lower quality surimi.

Catfish Market Conditions. During the second half of 2003, many of the farmers from whom we purchase catfish increased their prices to levels that jeopardized our ability to maintain satisfactory profit margins in the catfish processing operations. As a result, in September 2003, we closed our catfish processing plant in Demopolis, Alabama for approximately three weeks, after which period the plant resumed full operations. The plant closure involved a layoff of approximately 270 employees, nearly all of whom were rehired on the plant’s reopening. The high fish cost trend has continued and fish costs have been approximately 22.0% higher during the six-month period ended June 30, 2004 as compared to the same prior year period, which is generally consistent with the industry wide increase of prices paid to catfish farmers. While market prices for our catfish products have improved somewhat this year over the same prior year period, such improvement has not offset the decline in operating profit resulting from the increase in fish costs.

Foreign Currency, Interest Rate and Commodity Hedging. We are exposed to cash flow and earnings risk from certain changes in the yen foreign currency exchange rate, interest rates and diesel fuel prices. To mitigate the risk related to these factors, we utilize forward currency contracts, interest rate caps and other derivative commodity instruments, principally futures contracts. As of December 31, 2003, we had open foreign exchange contracts maturing through March 31, 2008 with total notional amounts of $642.1 million, including $150.0 million subject to extension agreements.

Prior to the acquisition of our business by Centre Partners in January 28, 2000, Aker RGI ASA, or Aker, the parent of Norway Seafoods, had entered into a currency forward transaction with Sparebanken NOR and a forward transaction with Den norske Bank ASA. On January 28, 2000, in connection with the acquisition of our business, Aker entered into an agreement with us whereby Aker is obligated to pay us all amounts less a nominal fee that Aker receives from Sparebanken NOR or Den norske Bank ASA, and we are obligated to pay Aker all amounts that Aker must pay to Sparebanken NOR or Den norske Bank ASA. Aker also had, as of December 31, 2003, exercisable foreign currency options with Sparebanken NOR with total notional amounts of $41.3 million maturing through July 2005. Pursuant to the January 28, 2000 agreement, Aker is obligated to pay us all amounts less a nominal fee that Aker receives from Sparebanken NOR and we are obligated to pay Aker all amounts that Aker must pay to Sparebanken NOR. These options will become forward foreign currency exchange contracts at our election.

In connection with our foreign exchange contracts, we also have extension agreements to enter into foreign exchange contracts. Two of the extension agreements expire between March 2006 and December 2007, and September 2006 and March 2008 and would become binding and effective only if the spot rate falls below a pre-specified level (the trigger) on or before December 2005 or March 2006, respectively. If the spot rate does not reach the trigger by December 2005 or March 2006, then neither we nor the counterparty shall have any right or obligation with respect to any of these extension agreements. The trigger for each of these two extension agreements is 99.0 JPY per USD and the notional amounts of these extension agreements are $150.0 million. We also had another extension agreement that had similar terms to the ones described above that expires between January 2007 and March 2007. The trigger was 110.0 JPY per USD and the notional amounts were $39.0 million with a trigger date of March 29, 2004. These 110.0 JPY per USD extensions were triggered on October 7, 2003.

At December 31, 2003, we prepared an analysis to determine the sensitivity of our forward foreign exchange contracts to sell Japanese yen, which have total notional amounts of $642.1 million and are staggered over a rolling 48-month timeframe, to changes in exchange rates. A hypothetical adverse Japanese yen exchange rate movement of 1% against our forward foreign exchange contracts would have resulted in a potential loss in fair value of these contracts of approximately $6.6 million. All such losses on these forward foreign exchange contracts would be substantially offset by gains on the underlying Japanese yen sales that we have hedged. We have certain collateralization requirements with a bank representing the majority of these contracts. We are required to post collateral if the market value of our forward foreign exchange contracts drops below a certain level. As of December 31, 2003 and June 30, 2004, we had posted a $16.0 million and $17.0 million letter of credit, respectively. In addition, an unconsolidated affiliate deposited $1.5 million for each period. In order to mitigate the liquidity risk related to the impact of the strengthening JPY on the foreign exchange portfolio and related collateral agreement, we entered into several foreign exchange contracts to purchase JPY for USD with notional amounts of $125.0 million each, maturity dates of July 30, 2004 and exchange rates from 105.12 Japanese yen per USD to 103.05 Japanese yen per USD. These foreign exchange instruments are considered to be speculative in nature and all realized and unrealized gains and losses are recognized in operations. Two of these contracts were effectively cancelled at March 31, 2004 and a third was partially offset on April 1, 2004 with no significant cost, loss or gain to us. The net outstanding notional amount at June 30, 2004 was $25.0 million and the unrealized loss on that date was approximately $1.4 million. On July 15, 2004, we entered into additional contracts with aggregate notional amounts of $137.5 million to further mitigate liquidity risk. These contracts have exchange rates ranging from 109.30 Japanese yen per USD to 104.80 Japanese yen per USD with maturity dates between September 30, 2004 and March 30, 2006. These contracts are considered to be speculative in nature and any unrealized gains or losses are recognized in our statements of operations as applicable.

In August 2004, we entered into variable to fixed-rate cross currency interest swap contracts with an aggregate notional amount of $75.0 million in anticipation of our entering into a new credit facility in connection with the completion of the offering of IDSs. Under the terms of these contracts, we pay a fixed rate of interest in Japanese yen and receive payments on a variable rate of interest in U.S. dollars based on the U.S. dollar three-month LIBOR rate. The objective of these instruments was to reduce our exposure to interest rate risk related to our new credit facility that would have been in place upon completion of the IDS offering and to provide additional risk management against Japanese currency fluctuations related to our Japanese yen sales. As these contracts have not been designated as hedges and are thus considered to be speculative in nature, any gains or losses, including unrealized gains or losses, will be recognized in our statement of operations as applicable. On September 27, 2004, we terminated one of the cross currency swaps with a notional amount of $15 million for a nominal fee. As of September 30, 2004, we were party to cross currency swap contracts with an aggregate notional amount of $60 million outstanding. The fair value of these outstanding contracts at September 30, 2004 was an unrealized loss of approximately $1.2 million.

We enter into fuel hedges whereby we pay a fixed price per gallon and receive a floating price per gallon with the payments being calculated on a notional gallon amount. Our policy is to hedge approximately 75% of our next 12 month estimated fuel usage and approximately 55% of months 13 through 24 estimated fuel usage. As of June 30, 2004, we had open contracts with terms through November 30, 2004. The objective of the swap agreements is to hedge the variability of future fuel prices. These instruments are considered to be substantially fully effective and, therefore, substantially all unrealized gains and losses at year-end are recognized as a component of accumulated other comprehensive income or loss. An adverse change in fuel prices, such as what has occurred in recent months, will not have a material impact on the average fuel price we pay during the term of the open fuel hedge contracts. The average hedged price per gallon related to contracts maturing through November 2004 is lower than comparable market prices for fuel in 2003 and during the first quarter of 2004.

Interest Rates. The credit facility requires us to hedge the variable interest rate on a portion of the outstanding senior debt to convert such debt to fixed-rate debt. We are required to enter into hedging transactions such that no less than 50% of the aggregate principal amount of the term loans and ASG’s senior subordinated notes is effectively fixed rate debt until June 25, 2005.

We have interest rate caps with aggregate notional amounts of $93.5 million. The cap rate is 5.0% and the variable rate is the U.S. dollar three month LIBOR. The fair value of these instruments was, in the aggregate, not material at December 31, 2003. The objective of the agreements is to hedge the variability of future cash flows associated with changes in variable interest rates.

In addition to the interest hedges applicable to our senior debt, interest on ASG’s senior subordinated notes has a fixed rate. Approximately 51% of our total debt effectively has a fixed interest rate or is hedged by interest rate caps as of December 31, 2003. Interest rate changes generally do not affect the market value of floating rate debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant.